ATTACHMENT TO MUELLER COMPANY DECATUR PLANT
    RETIREMENT SAVINGS AND INVESTMENT PLAN FOR AIW LOCAL 838



1. Notwithstanding Paragraph 6A of the Adoption Agreement, the minimum Elective Deferrals per Member shall be equal to 13 cents per hour worked. Additional Elective Deferrals may be made by each Member from 50 cents per hour worked up to $4.00 per hour worked, in 25 cent increments. A Member eligible to receive a lump sum payment from the Employer in lieu of post-retirement medical benefits may also elect to have the Employer contribute part or all of such amount to the Plan as Elective Deferrals.

2. In addition to the Matching Contributions provided in Paragraph 6C of the Adoption Agreement, the Employer shall also make an initial Employer Contribution for each Member who enrolls in the Plan on any of the following dates:
     September 1, 1991, January 1, 1992 and July 1, 1992. Notwithstanding any language to the contrary in Paragraph 6D of the Adoption Agreement or Section 5.05B of the Basic Plan Document, each Member referred to in the preceding sentence shall be allocated an initial Employer Ccontribution of $200.

3. Notwithstanding Paragraph 9 of the Adoption Agreement, each employee covered by the collective bargaining agreement with AIW Local 838 who is hired before October 1, 1991 can enroll in the Plan on September 1, 1991. Each eligible employee hired after September 1, 1991 who is 55 or older on date of hire is eligible to enroll in the Plan on the Entry Date coincident with or immediately following his date of hire.

4.   Notwithstanding Paragraph 10B of the Adoption Agreement, a
     Member is always fully vested in the initial Employer
     Contribution of $200.

5. Section 2.08 of the Basic Plan Document is amended by deleting said Section in its entirety and substituting the following in lieu thereof:

     "2.08 'Disability' means any medical determinable physical or mental impairment of the Member which qualifies the Member for Social Security disability benefits."

6. Section 4.04B of the Basic Plan Document is amended by deleting the reference to "fifteen (15) days" and substituting therefor "thirty (30) days."

7. Section 4.04B of the Basic Plan Document is amended by adding the following at the end thereof:

     "A Member who suspends contributions may resume contributions as of any
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     Entry Date which succeeds the date of suspension by at least six (6) months, by means of written notice to the Plan
     Administrator at least thirty (30) days prior to the date on which the resumption is to be effective."

8. Section 7.02 of the Basic Plan Document is amended by deleting the first sentence thereof and by substituting the following in lieu thereof: "A Member shall be fully vested in all his Accounts upon attainment of Normal Retirement Age or Early Retirement Age. A Member attains his Early Retirement Age when the sum of his age and Years of Vesting Service equals 80."

9. Section 7.05 of the Basic Plan Document is amended by adding the following sentence at the end thereof:

     "A Member who is on layoff status shall not be deemed to have incurred a termination of employment, but such Member shall not be eligible to make Elective Deferrals or to receive Matching Contributions while on layoff status."





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